RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE  UNDERSIGNED,  being  the Stockholders of J.S.J.  CAPITAL  CORP.,  a

Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with HIGH SPEED NET SOLUTIONS, INC. (A copy of which is attached) with HIGH SPEED NET SOLUTIONS, INC. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: April 21, 2000

                                   /s/ Anthony DeMint
                                   _________________________________
                                   ANTHONY N. DeMINT